LETTER AGREEMENT

State Street Bank and Trust Company

2 Avenue de Lafayette, LCC 2S

Boston, Massachusetts 02111

Re:	Master Custodian Contract

Pursuant to Section 18 of the Master Custodian Contract between Russell Exchange Traded Funds Trust (“RET”) and State Street Bank and Trust Company (“SSBT”) dated April 15, 2011, RET advises you that it is creating three new funds each listed in Appendix A (the “New Funds”). RET desires for SSBT to serve as Custodian with respect to the New Funds pursuant to the terms and conditions of the Master Custodian Contract. The fees to be charged by the Custodian to the New Funds in return for its services are set forth in the current fee schedule to the Master Custodian Contract.

Please indicate your acceptance to act as Custodian to the New Funds by executing this letter agreement and returning it to the undersigned.

Sincerely,

RUSSELL EXCHANGE TRADED FUNDS TRUST

By:
Mark E. Swanson
Treasurer

Accepted this     day of                     .

STATE STREET BANK AND TRUST COMPANY

By:
Its:

APPENDIX A

Russell High Dividend Yield ETF

Russell Small Cap High Dividend Yield ETF

Russell International High Dividend Yield ETF